Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-238931

PROSPECTUS

JEFFERIES FINANCIAL GROUP INC.

November 1, 2022
This prospectus applies to market-making offers and sales of all outstanding debt securities previously issued by Jefferies Group LLC (formerly Jefferies Group, Inc.) and/or Jefferies Group Capital Finance Inc. under previously filed registration statements.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities referenced above or determined if this prospectus or any pricing supplement, any product supplement, any prospectus supplement and accompanying prospectus describing the terms of a specific issuance or series of securities is truthful or complete. Any representation to the contrary is a criminal offense.
One or more broker-dealer subsidiaries of Jefferies Financial Group Inc. (“JFG”), including Jefferies LLC, expect to offer and sell the outstanding securities referenced above as part of their business, and may act as principal or agent in such transactions. These broker-dealer subsidiaries may use this prospectus in connection with these activities.
Unless otherwise specified, the terms “we,” “our,” and “us,” as used herein, refer to Jefferies Financial Group Inc.

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DESCRIPTION OF THE SECURITIES
The securities referenced on the cover page of this prospectus have been issued under previously filed registration statements of Jefferies Group LLC (formerly Jefferies Group, Inc.) and/or Jefferies Group Capital Finance Inc. A pricing supplement, if any, product supplement, if any, prospectus supplement, if any, and prospectus describing each such security (each, a “disclosure document”) have been filed with the Securities and Exchange Commission and each of these disclosure documents is incorporated by reference herein in its entirety, except for any portion of each disclosure document that incorporates by reference the relevant issuer’s or issuers’ prior and future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.
MARKET-MAKING ACTIVITIES
This prospectus, together with the relevant pricing supplement, if any, product supplement, if any, prospectus supplement, if any, and prospectus describing the terms of the specific securities being offered and sold, may be used by JFG’s broker-dealer subsidiaries in connection with offers and sales of such securities (subject to obtaining any necessary approval of any stock exchange on which such securities are listed for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries may act as principal or agent in these transactions. None of these subsidiaries is obligated to make a market in any of the securities referenced on the cover of this prospectus and any such subsidiary may discontinue any market making at any time without notice, at its sole discretion.
Conflicts of Interest.  Each broker-dealer subsidiary of JFG is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the securities referenced on the cover page of this prospectus. Accordingly, the participation of any such entity in the offerings of such securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121. Such entity will not confirm sales of the securities to any account over which it exercises discretionary authority without the prior written specific approval of the customer.
USE OF PROCEEDS
JFG will not receive any of the proceeds from the sale of the securities referenced on the cover page of this prospectus. All secondary market offers and sales made pursuant to this prospectus and the pricing supplement, if any, product supplement, if any, prospectus supplement, if any, and prospectus describing the terms of the specific securities being offered and sold will be for the accounts of the broker-dealer subsidiaries of JFG in connection with market-making transactions.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov. Our SEC filings can also be found on our website at www.jefferies.com. However, except for our filings with the SEC that are incorporated by reference into this prospectus, the information on or accessible through our website is not a part of this prospectus.

In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning us at:
Jefferies Financial Group Inc.
520 Madison Avenue
New York, New York 10022
Attention: Corporate Secretary
Telephone: (212) 460-1900
The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus and the information that we file later with the SEC may update and supersede the information we incorporate by reference. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, that we are not incorporating, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules:
•	our Annual Report on Form 10-K for the fiscal year ended November 30, 2021 filed on January 28, 2022;
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the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended November 30, 2021 from our definitive proxy statement on Schedule 14A filed with the SEC on February 17, 2022;

•	our Quarterly Reports on Form 10-Q for the quarters ended February 28, 2022, May 31, 2022, and August 31, 2022 filed on April 8, 2022, July 8, 2022 and October 7, 2022, respectively;
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our Current Reports on Form 8-K filed on December 17, 2021, January 10, 2022 (excluding information deemed to have been furnished and not filed in accordance with SEC rules), April 1, 2022, April 8, 2022, July 19, 2022, August 1, 2022, September 30, 2022, October 7, 2022 and October 21, 2022;  and

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solely with regard to the securities covered by this prospectus that were initially offered and sold under previously filed registration statements of Jefferies Group LLC (formerly Jefferies Group, Inc.) and/or Jefferies Group Capital Finance Inc. and that from time to time may be reoffered and resold in market-making transactions under this prospectus, the information in the pricing supplement, product supplement and prospectus supplements relating to those securities that were previously filed in connection with its initial offer and sale (except to the extent that any such information has been modified or superseded by other information included or incorporated by reference in this prospectus).

You should rely only on the information provided in this prospectus, any applicable pricing supplement, any applicable product supplement, any applicable prospectus supplement and the prospectus, as well as the information incorporated by reference. We have not authorized anyone else to provide you with different information, and we take no responsibility for any information that others may give you. Neither JFG nor any broker-dealer subsidiary of JFG is making an offer of the securities referenced on the cover of this prospectus in any jurisdiction where the making an offer of any of the securities referenced on the cover of this prospectus in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable pricing supplement, any applicable product supplement, any applicable prospectus supplement and the prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.
CAUTIONARY STATEMENT FOR FORWARD-LOOKING INFORMATION
Some of the statements contained in or incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, development costs, plans for growth and future operations, competition and regulation, as well as assumptions relating to the foregoing.
Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. When used in this prospectus, the words “will,” “could,” “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends” and variations of these words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
The factors that could cause actual results to differ materially from those suggested by any of these statements include, but are not limited to, those risks and other factors discussed or identified from time to time in our public filings, including without limitation our Annual Report on Form 10-K for the fiscal year ended November 30, 2021 and our Quarterly Reports on Form 10-Q for the quarterly periods ending February 28, 2022, May 31, 2022 and August 31, 2022, such as the following:
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future acquisitions and dispositions of our businesses and investments are possible, changing the components of our assets and liabilities, and if unsuccessful or unfavorable, could reduce the value of our securities;

•	economic downturns, including a downgrade of the U.S. credit rating or a recession;
•	effects of the outbreak of the novel coronavirus (COVID-19) on the global economy, the United States economy and the global financial markets which may disrupt our and our clients’ operations;
•	risks associated with the increased volatility in raw material prices and the availability of key raw materials;
•	political and economic risks in foreign countries as well as foreign currency fluctuations;
•	failure to comply with government laws and regulations and costs associated with compliance;
•	unfavorable labor relations with our employees;
•	declines in the U.S. housing and commercial real estate markets;

•	risks of loss relating to our oil and gas exploration and development investments;
•	investments in securities that are illiquid or subject to restrictions;
•	the failure of our technology systems and vulnerability to unauthorized access, computer hacking or computer viruses;
•	transfer restrictions on our common shares;
•	intensified competition in the operation of our businesses or for skilled management and other employees;
•	an inability to generate sufficient taxable income to fully realize our net deferred tax asset;
•	an inability to successfully defend any challenges to our tax filing positions;
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weather related conditions and significant natural disasters, including hurricanes, tornadoes, windstorms, earthquakes and hailstorms or other unforeseen events, including the emergence of a pandemic such as COVID-19;

•	an inability to insure certain risks economically;
•	new financial legislation that could affect the market value of certain of our investments, impose additional costs on operations or require changes in business practices;
•	credit-rating agency downgrades;
•	volatility in the value of our investment portfolio;
•	the effect of recent legislation and new pending regulation;
•	international legal, regulatory, political and economic and other risks associated with our international operations;
•	price volatility and price declines in our debt securities and loss of revenues, clients and employees as a result of unfounded allegations;
•	risks of loss relating to our principal trading and investments;
•	a disruption of our business due to operational failures;
•	credit risk associated with our business;
•	risk associated with our hedging and derivative transactions;
•	risks and uncertainties relating to the our business associated with the U.K. exit from the European Union;
•	liability associated with legal proceedings;
•	risks and uncertainties as we expand our business;
•	risks related to our individual businesses and our aggregate investment in particular industries;
•	conditions in the financial markets and the economy;
•	exposure to market risk;
•	risk of loss related to our principal trading and investments;
•	risk of damage to our reputation;
•	potential for ineffective risk management;
•	operational risks that may disrupt our business or result in regulatory action;
•	risks related to the protection of our proprietary information and that of our customers;
•	risks related to the failure of our information technology systems;
•	risks related to a cyber attack or breach of our technology systems;

•	changes in or the discontinuance of Interbank Offered Rates, in particular the London Interbank Offered Rate;
•	risks related to employee misconduct;
•	changes in tax laws in key jurisdictions; and
•	differences between estimates of the fair value of holdings of our merchant banking investments and what may be realized.

Accordingly, we caution you against relying on forward-looking statements, which are applicable only as of the date of this prospectus or any incorporated document in which they are contained. We undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or to reflect the occurrence of unanticipated events.